Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 333-63501, 333-42164, 333-42166 and 333-91078 of Cobra Electronics Corporation on Form S-8 of our report dated February 18, 2003, appearing in this Annual Report on Form 10-K of Cobra Electronics Corporation for the year ended December 31, 2004.

/s/    DELOITTE & TOUCHE LLP

Chicago, Illinois

March 31, 2005